UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Aspen Insurance Holdings Limited
(Name of Issuer) Ordinary Shares, par value $.0015144558 per share
(Title of Class of Securities) G05384 10 5
(CUSIP Number)
May 13, 2008
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

__________________________

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Investments plc
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover (Trustees) Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Deutsche Candover (Managing Limited Partner) GmbH as managing limited partner of Candover 2001 GmbH & Co. KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Halifax EES Trustees International Limited as trustee of the Candover 2001 Employee Benefit Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 US No. 1 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 US No. 2 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 US No. 3 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 US No. 4 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 US No. 5 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 1 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 2 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 3 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 4 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 5 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. G05384 10 5	13G

1.	NAMES OF REPORTING PERSONS Candover Partners Limited, as general partner of Candover 2001 UK No. 6 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐ See Item 8 of attached schedule.
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Organized in the United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON CO

Item 1(a). Name of Issuer:

Aspen Insurance Holdings Limited

Item 1(b). Address of Issuer’s Principal Executive Offices:

Victoria Hall,

11 Victoria Street

Hamilton HM 11

Bermuda

Item 2(a). Names of Person Filing:

Candover Investments plc;

Candover (Trustees) Limited;

Deutsche Candover (Managing Limited Partner) GmbH as managing limited partner of Candover 2001 GmbH & Co. KG;

Halifax EES Trustees International Limited as trustee of the Candover 2001 Employee Benefit Trust;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund US No. 1 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund US No. 2 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund US No. 3 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund US No. 4 Limited Partnership

Candover Partners Limited, as general partner of Candover Partners 2001 Fund US No. 5 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 1 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 2 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 3 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 4 Limited Partnership;

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 5 Limited Partnership; and

Candover Partners Limited, as general partner of Candover Partners 2001 Fund UK No. 6 Limited Partnership.

Item 2(b). Addresses of Principal Business Office or, if None, Residence:

The address for Candover Partners Limited, Candover Investments plc and Candover (Trustees) Limited is:

20 Old Bailey

London EC4M 7LN

United Kingdom

The address for Halifax EES Trustees International Limited is:

2nd Floor

Queensway House

Hilgrove Street

St Helier

Jersey JE1 1ES

The address for Deutsche Candover (Managing Limited Partner) GmbH is:

Mainzer Landstrasse 46

60325 Frankfurt am Main

Germany

Item 2(c). Citizenship:

Candover Investments plc, a public limited company incorporated in England and Wales;

Candover (Trustees) Limited, a private limited company incorporated in England and Wales;

Deutsche Candover (Managing Limited Partner) GmbH, a limited liability company incorporated in Germany, as managing limited partner of Candover 2001 GmbH & Co. KG;

Halifax EES Trustees International Limited, a company incorporated in Jersey, in its capacity as trustee of the Candover 2001 Employee Benefit Trust;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund US No. 1 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund US No. 2 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund US No. 3 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund US No. 4 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund US No. 5 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 1 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 2 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 3 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 4 Limited Partnership;

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 5 Limited Partnership; and

Candover Partners Limited, a private limited company incorporated in England and Wales, in its capacity as general partner of Candover Partners 2001 Fund UK No. 6 Limited Partnership.

Item 2(d). Title of Class of Securities:

Ordinary Shares, par value $.0015144558 per share

Item 2(e). CUSIP Number:

G05384 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

a.	☐ Broker or dealer registered under Section 15 of the Act.
b.	☐ Bank as defined in Section 3(a)(6) of the Act.
c.	☐ Insurance company as defined in Section 3(a)(19) of the Act.
d.	☐ Investment company registered under Section 8 of the Investment Company Act of 1940.
e.	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
f.	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
g.	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
h.	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i.	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
j.	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a) Amount beneficially owned:

Candover Investments plc is no longer the record holder of any shares of the identified class of securities. Candover (Trustees) Limited is no longer the record holder of any shares of the identified class of securities. Deutsche Candover (Managing Limited Partner) GmbH, as

managing limited partner of Candover 2001 GmbH & Co. KG, is no longer the record holder of any shares of the identified class of securities. Halifax EES Trustees International Limited, as trustee of the Candover 2001 Employee Benefit Trust is no longer the record holder of any shares of the identified class of securities. Candover Partners Limited, as general partner for the entities, listed below, is no longer the record holder of any shares of the identified class of securities:

•	Candover Partners 2001 Fund US No. 1 Limited Partnership;
•	Candover Partners 2001 Fund US No. 2 Limited Partnership;
•	Candover Partners 2001 Fund US No. 3 Limited Partnership;
•	Candover Partners 2001 Fund US No. 4 Limited Partnership;
•	Candover Partners 2001 Fund US No. 5 Limited Partnership;
•	Candover Partners 2001 Fund UK No. 1 Limited Partnership;
•	Candover Partners 2001 Fund UK No. 2 Limited Partnership;
•	Candover Partners 2001 Fund UK No. 3 Limited Partnership;
•	Candover Partners 2001 Fund UK No. 4 Limited Partnership;
•	Candover Partners 2001 Fund UK No. 5 Limited Partnership; and
•	Candover Partners 2001 Fund UK No. 6 Limited Partnership.
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10. Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 15, 2008

CANDOVER INVESTMENTS PLC

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER (TRUSTEES) LIMITED

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER 2001 GMBH & CO. KG represented by DEUTSCHE CANDOVER (MANAGING LIMITED PARTNER) GMBH

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND US NO. 1 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND US NO. 2 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND US NO. 3 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND US NO. 4 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND US NO. 5 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO. 1 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO.2 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO. 3 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO. 4 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO. 5 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

CANDOVER PARTNERS LIMITED as general partner for and on behalf of CANDOVER 2001 FUND UK NO. 6 LIMITED PARTNERSHIP

By:	/s/ Tian Tan
Name:	Tian Tan
Title: Attorney-in-Fact

HALIFAX EES TRUSTEES INTERNATIONAL LIMITED as trustee of the CANDOVER 2001 EMPLOYEE BENEFIT TRUST

By:	/s/ Camilla Fox
Name:	Camilla Fox
Title: Attorney-in-Fact